Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

MINISTRY PARTNERS INVESTMENT CORPORATION

Billy M. Dodson and Van C. Elliott certify that:

1.           They are the President and Secretary, respectively, of Ministry Partners Investment Corporation, a California corporation.

2.           The Board of Directors of Ministry Partners Investment Corporation has approved the following amendment to the corporation’s Articles of Incorporation whereby Article II of the Articles of Incorporation is hereby amended to read as follows:

“II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.”

3.           The foregoing amendment to the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors.

4.           The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares entitled to vote with respect to the amendment was 146,522 shares of common stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We declare under penalty of perjury that the statements set forth in this certificate are true and correct of our own knowledge and that this declaration was executed on October 30, 2007, at Brea, California.

/s/ Billy M. Dodson
Billy M. Dodson, President

/s/ Van C. Elliott
Van C. Elliott, Secretary